UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2017

AVANT DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54004	98-0599151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

217 Perry Parkway, Suite 8

Gaithersburg, MD 20877

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (732) 410-9810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 8.01	Other Events.

On December 22, 2017, Avant Diagnostics, Inc. (the “Company”) entered into a term sheet with Amarantus Bioscience Holdings, Inc. (“AMBS”), pursuant to which the Company would transfer all intellectual property related to its MSPrecise®, Lympro®, and NuroPro® assets to AMBS in exchange for the following: (i) cancellation of all principal, interest and other amounts owed on those certain promissory notes issued on February 28, 2016 (which was assumed by the Company in connection with that certain asset purchase agreement, dated May 11, 2016, by and between the Company and Theranostics Health, Inc.) and March 7, 2016 (of which $100,000 has been paid to date), (ii) assumption by AMBS of any remaining contingent liability assumed by the Company pursuant to the terms of that certain share exchange agreement, dated May 11, 2016, by and between the Company and AMBS (the “Exchange Agreement”)), of which approximately $322,500 is currently outstanding, (iii) the issuance by AMBS of 1,000,000 shares of its common stock to the Company, subject to a 24 month lock-up period and (iv) the issuance of approximately 30,092,743 shares by the Company to AMBS in satisfaction of all remaining amounts owed to AMBS pursuant to the terms of the Exchange Agreement, subject to a 24 month lock-up period (the “Transaction”).

The Company and AMBS have agreed to try and consummate the Transaction as soon as commercially practicable however they have not yet negotiated definitive agreements related to the Transaction. There can be no assurances that the Company will complete the Transaction on the terms set forth in the term sheet, or at all. The Transaction remains subject to negotiation of definitive agreements, as well as certain closing conditions, including the reconciliation of the amounts owed to AMBS as discussed above, and there can be no assurance as to whether or when the Transaction may be completed, or as to the final terms of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT DIAGNOSTICS, INC.

Dated: January 3, 2018	By:	/s/ Scott VanderMeer
Scott VanderMeer Interim Chief Financial Officer

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